Exhibit 10.8

3400 W. BAYSHORE ROAD
PALO ALTO, CA 94303
TELEPHONE: (650) 320-2800
FACSIMILE: (650) 320-2815
WEB: www.bayhilltx.com

March 13, 2007

Fred Kurland

[Address]

Re:	Employment Terms

Dear Fred:

Bayhill Therapeutics, Inc., a Delaware corporation (the “Company”), is pleased to offer you the position of Chief Financial Officer, in which you will be responsible for such duties as are normally associated with such position or as otherwise determined by the Chief Executive Officer of the Company. You will report to Mark W. Schwartz, Ph.D., the Chief Executive Officer of the Company. You will work at our facility located in Palo Alto, California.

Your salary will be $22,250 per month, less payroll deductions and all required withholdings. Your salary will be paid bi-weekly. You shall be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs maintained or sponsored by the Company from time to time for the benefit of its employees generally or its executive officers generally. You will be eligible for standard benefits, such as medical insurance, sick leave, vacations and holidays to the extent applicable generally to other executive officers of the Company. Details about these benefits will be provided in an Employee Handbook and in Summary Plan Descriptions, which will be prepared by the Company and made available for your review in due course.

The terms of the Incentive Stock Option and Change of Control Provisions discussed below have been recommended by the Bayhill Compensation Committee for approval to the Bayhill Board of Directors. We anticipate that the Board of Directors will confirm the Compensation Committee recommendations at its meeting on March 22, 2007. In any event, we are undertaking a Internal Revenue Code Section 409A independent appraisal of the Common Stock. We do not expect that any stock option will be granted to you until such time as the independent appraisal has been provided to the. Board of Directors.

When the Board of Directors has such appraisal, we anticipate that you will be granted an Incentive Stock Option to purchase six hundred thousand (600,000) shares of the Common Stock of the Company under the Company’s 2002 Equity Incentive Plan (the “Plan”). The exercise price per share of the Incentive Stock Option will be equal to the fair market value of the common Stock on the date your stock option is granted by the Company’s Board of Directors. The current fair market value of the Common Stock of the Company is estimated to be approximately $0.11 per share.

Regardless of the date of the grant of the Incentive Stock Option, the vesting of such Incentive Stock Option will commence vesting on the first date of your employment (the “Commencement Date”). The shares of Common Stock subject to your Incentive Stock Option will be subject to vesting over four years so long as you continue to be employed with the Company, according to the following schedule: 25% of the shares will vest on the first anniversary of the Commencement Date, and the remaining shares will vest monthly there after.

The specific terms and conditions of your Incentive Stock Option will be set forth in an Incentive Stock Option Agreement between you and the Company. Such agreement shall be in substantially the form approved by the Board of Directors of the Company for use with the Plan, modified as necessary to appropriately reflect the provisions outlined above, and will be executed after you commence your employment with the Company pursuant to this letter.

As a Company employee, you will be expected to abide by Company rules and regulations, and acknowledge in writing that you have read the Company’s Employee Handbook (once it has been made available to you). As a condition of employment, you will be required to sign and comply with a Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit A, which, among other things, prohibits unauthorized use or disclosure of Company proprietary information.

You may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice. This at-will employment relationship cannot be changed except in a writing signed by a Company officer.

Your employment will be governed by the Change of Control Provisions as approved by the Board of Directors. As the CFO, you will be entitled to certain benefits upon change of Control of the Company as detailed in the Change of Control Provisions document, which, as noted earlier, will be considered by the Board of Directors as its March 22, 2007 meeting based upon the recommendation of the Compensation Committee.

The employment terms in this letter supersede any other agreements or promises made to you by anyone, whether oral or written, and comprise the final, complete and exclusive agreement between you and the Company. As required by law, this offer is subject to satisfactory proof of your right to work in the United States.

If you accept this offer, this letter and the Proprietary Information and Inventions Agreement shall constitute the complete agreement between you and Company with respect to the terms and conditions of your employment. Any prior or contemporaneous representations (whether oral or written) not contained in this letter or the Proprietary Information and Inventions Agreement or contrary to those contained in this letter or the Proprietary Information and Inventions Agreement, that may have been made to you are expressly cancelled and superseded by this offer. Except as otherwise specified herein, the terms and conditions of your employment may not be changed, except in another letter or written agreement, signed by you and the Chief Executive Officer of the Company.

Please sign and date this letter, and return it to me as soon as possible if you wish to accept employment at the Company under the terms described above. This offer will expire if not accepted by you by March 23rd, 2007. If you accept our offer, we would like you to commence your employment with us as soon as practicable.

We look forward to your favorable reply and to a productive and enjoyable work relationship.

Sincerely,

Bayhill Therapeutics Inc.

By:	/s/ Mark W. Schwartz
Name:	Mark W. Schwartz
Title:	CEO & President

Accepted by:

/s/ Fred Kurland
[NAME]

3-23-07
Date